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            PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
          (Dollars and Share Data in Thousands, except Per Share Data)
                                   (Unaudited)

                                                         As of and For the Three
                                                          Months Ended March 31,
                                                         -----------------------
                                                          1999             1998
                                                          ----             ----
Weighted-Average Common Shares Outstanding               12,209           12,263

Weighted-Average Share Equivalents  Outstanding           2,824            2,791
                                                        -------          -------
Weighted-Average Shares and Share
 Equivalents Outstanding                                 15,033           15,054
                                                        =======          =======

Net Income                                              $ 4,937          $ 4,518
                                                        =======          =======

Basic Earnings per Share                                $  0.40          $  0.37
                                                        =======          =======

Diluted Earnings per Share                              $  0.33          $  0.30
                                                        =======          =======


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